Exhibit 99.1

Media Contact: Marissa Travaline
(609) 561-9000 ext. 4227
mtravaline@sjindustries.com

Investor Contact: Dan Fidell
(609) 561-9000 ext. 7027
dfidell@sjindustries.com

FOR IMMEDIATE RELEASE

SJI Introduces New Utility Holding Company, Appoints Leadership to Support Growth

FOLSOM, NJ, August 1, 2018 – SJI (NYSE: SJI) announced today that its Board of Directors has approved the creation of SJI Utilities (SJIU), a holding company that will house its three, regulated natural gas utility businesses – South Jersey Gas, Elizabethtown Gas and Elkton Gas.

To support SJIU and the growth following the acquisition of Elizabethtown Gas and Elkton Gas in July, the company has made several key appointments and executive promotions.

Dave Robbins, who has served as President, South Jersey Gas, since 2017 will now be President, SJIU. Reporting to Robbins will be Brian MacLean, President and Chief Operating Officer for Elizabethtown Gas and Elkton Gas, and Craig Jennings, newly named President and Chief Operations Officer for South Jersey Gas.

“The formation of SJIU will allow us to best align talent and resources in support of a consistent strategy across our regulated utility operations,” said Dave Robbins, President, SJIU. “A critical part of this successful acquisition will be executing a ‘best of best’ approach that strengthens all our utilities and optimizes our ability to provide safe, reliable, affordable natural gas to our 681,000 customers in New Jersey and Maryland.”

Also providing strategic support for SJIU is Ann Anthony, newly named Principal Financial Officer, SJIU, who also serves as Vice President & Treasurer for parent company, SJI.

The company also announced that Ken Lynch will assume the role of Chief Accounting and Risk Officer, SJI. In this capacity, Ken will oversee and direct corporate accounting, tax, risk and environmental functions.

About SJI

SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers safe, reliable, affordable natural gas service to approximately 681,000 customers in New Jersey and Maryland through its three regulated natural gas utilities - South Jersey Gas, Elizabethtown Gas and Elkton Gas. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; acquiring and marketing natural gas and electricity for retail customers; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.

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